Exhibit 3.1

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TRAILBLAZER MERGER CORPORATION I”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF SEPTEMBER, A.D. 2025, AT 12:24 O’CLOCK P.M.

C.P.Sanchez
Charuni Patibanda-Sanchez, Secretary of State

6383687 8100	Authentication: 204901773
SR# 20254128496	Date: 09-30-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:24 PM 09/30/2025
FILED 12:24 PM 09/30/2025
SR 20254128496 - File Number 6383687

AMENDMENT
TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

TRAILBLAZER MERGER CORPORATION I

Pursuant to Section 242 of the
Delaware General Corporation Law

TRAILBLAZER MERGER CORPORATION I (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Trailblazer Merger Corporation I”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2021 and was subsequently amended on May 17, 2022. An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 28, 2023, and an amendment to the amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2024 (the “Amended and Restated Certificate of Incorporation”)

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”)

4.	The text of Article Seven, Section D is hereby amended and restated to read in full as follows:

(i)	D. In the event that the Corporation does not consummate a Business Combination in (i) 18 months from the consummation of the IPO or (ii) up to 36 months from the consummation of the IPO, if the Corporation elects to extend the amount of time to complete a Business Combination up to six times by an additional one month each time in accordance with the terms of the Investment Management Trust Agreement between the Corporation and Continental Stock Transfer & Trust Company, dated as of March 28, 2023, as amended (in any case, such date being referred to as the “Termination Date”) the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the total number of IPO Shares then outstanding.

5.	All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, Trailblazer Merger Corporation I has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 30th day of September 2025.

TRAILBLAZER MERGER CORPORATION I

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

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